For:

mPhase Technologies, Inc.
150 Clove Rd. 11th floor
Little Falls, NJ 07424

Investor Relations:	Media Contact: Public Relations
Tim Clemensen	Peter Hamilton
Rubenstein Investor Relations.	Rubenstein Associates
New York, NY 10105	New York, NY 10105
(212) 843-9337	(212) 843-8015
tclemensen@rubensteinir.com	phamil@rubenstein.com

mPhase Technologies, Inc., To Create AlwaysReady, Inc., Separately Traded Public Nanotechnology Company

LITTLE FALLS, N.J.—April 17, 2007--mPhase Technologies, Inc. (OTCBB:XDSL) today announced that it is creating a new 100% wholly owned subsidiary called, AlwaysReady, Inc. to potentially unlock the value to shareholders of its leading edge nanotechnology and MEMS based products. mPhase in August 2006 had previously announced that its Board of Directors had approved the separation of its ultra-sensitive magnetometer business into a separately traded public company.

"The combined strengths of our innovative Smart Nanobattery and our Ultra Sensitive Magnetometer led us to the decision to keep these two business together," said Ronald A. Durando, mPhase Chief Executive Officer and President. "We firmly believe this strategy will unleash potentially hidden value to shareholders."

Mr. Durando said that further information about mPhase's significant recapitalization program would be provided to the investment community over the course of the next several weeks.

"In the coming years, the nanotechnology category will evolve into a trillion dollar industry," Mr. Durando said, "and we are re-structuring accordingly to be well-positioned in the marketplace, to streamline our operational activities and to leverage our existing synergistic relationships with such leading academic and research institutions as Rutgers, the State University of New Jersey; and such defense-oriented entities such as Lockheed Martin, Northrop Grumman and the U.S. Army Armament Research, Development, and Engineering Center (ARDEC) at Picatinny, New Jersey"

Mr. Durando said that the value of the new 100% owned entity, AlwaysReady, Inc., could exceed the entire value of mPhase as it is today. It is contemplated that the new entity will become a separately traded company through the filing of a registration statement with the Securities and Exchange Commission.

A new management team will be identified to lead the new company, which will be able to focus on leveraging intellectual property created in mPhase's Smart Nanobattery and Magnetometer, potentially enabling acceleration to market.

The new Smart Nanobattery architecture promises an energy source that can be packaged in various configurations, with shelf life potentially lasting decades, yet still able to be activated almost instantaneously on demand. Various battery designs based on this technology may deliver a new and unique component for system design across many fields, including defense, industrial and consumer electronics.

mPhase Technologies' innovative magnetometer designs exhibit a level of sensitivity unparalleled by commercial magnetometers. Acting much like a miniature tuning fork or oscillator, with movements only perceptible under a microscope, the magnetometer prototype detects changes in magnetic fields, which is important in many applications that need to establish direction of movement of magnetic objects.

Initial applications for such magnetometers are centered on national defense and homeland security. Among civilian uses might be sporting venues, where physical bag searches could be eliminated to speed security screenings in high-traffic entrances. The technology also lends itself to enhancing mobile phone global positioning (GPS) capabilities with direction-finding applications.

"The world has changed and we must change with it," Mr. Durando said. "This also includes our view of national security issues. The major threats today come not from nations but from individuals from rogue elements. This increased understanding dovetails importantly with the increased sensitivity of our products tasked with homeland security applications. For this reason, we have chosen to compartmentalize our smart nanobattery and magnetometer activities into an independent company and to devote significant resources to their manufacturing and deployment. "

The new entity will be organized under the laws of the State of New Jersey and be called AlwaysReady, Inc. Pursuant to Section 351 of the IRS Code, mPhase will contribute in a tax-free transaction the two Lucent Nanotechnology Contracts for the magnetometer and the battery R&D in exchange for 100% of the stock of the new subsidiary.

About mPhase Technologies, Inc.

mPhase Technologies Inc. (OTC: XDSL) develops and commercializes next-generation media-rich entertainment software and nanotechnology solutions, delivering novel systems to the marketplace that advance functionality and reduce costs. The company was awarded the Frost & Sullivan 2006 Energy Storage Award for the Nanobattery in September and earlier received the 2005 Frost & Sullivan Excellence in Technology Award, and the Nano 50 Award from NASA Nanotech Briefs, is bringing nanotechnology out of the laboratory and into the market with a planned innovative long life power cell. Additionally, the company is working on prototype ultra-sensitive magnetometers that promise orders of magnitude increases in sensitivity as compared with available un-cooled sensors. More information is available at the mPhase Web site at www.mPhaseTech.com

Safe Harbor Statement

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the companies mentioned in light of current conditions, expected future developments and other factors they believe to be appropriate. Actual results may differ as a result of factors over which the companies have no control.